Exhibit No. 99.1

MIKRON INFRARED, INC. REPORTS
RESULTS FOR FISCAL YEAR 2006

Mikron Posts Fourth Quarter and Year End Financial Performance

Mikron Infrared, Inc. (NASD: MIKR) announced the financial results for its fourth quarter and fiscal year ended October 31, 2006.

Mikron’s fourth quarter results were up compared to the corresponding period last year. Mikron’s fiscal 2006 fourth quarter sales were 10.9% higher than the same quarter of fiscal year 2005 ($8,879,098 and $8,004,321 respectively). This resulted in ending fiscal year 2006 with sales that were 17.8% higher than the prior year ($35,355,499 and $30,015,811 respectively) and shows a 16.6% compounded gain from 2004 ($26,017,127) to 2006 revenue.

Gross margin percentage was 55.3% in fiscal 2006 compared to 54.1% in fiscal 2005 and 52.6% in 2004 due primarily to a more favorable product mix and higher sales volume. Mikron’s fiscal 2006 fourth quarter gross margin percentage was 56.2% compared to 53.1% in fiscal 2005 also due to a more favorable product mix and higher sales volume.

Mikron’s fiscal 2006 fourth quarter operating income was 28.9% higher than the corresponding quarter in fiscal 2005 ($1,469,199 and $1,140,089). Fiscal 2006 operating income was 43.7% higher than fiscal 2005’s operating income ($5,896,153 and $4,102,691 respectively). Basic and fully diluted earnings per share were $0.62 for fiscal 2006 compared to $0.44 for fiscal 2005.

Gerry Posner, Mikron’s CEO commented that “We are pleased with Mikron’s 2006 financial year. The lack of sequential growth in the last two quarters can be attributed mostly to pricing pressures in the marketplace as opposed to any significant negative trend in purchasing patterns by our customers.”

Dennis Stoneman, Mikron’s Executive Vice President said “Competition in our portable thermal imaging business has increased and there has been an attendant downward effect on pricing levels. Although unit sales increases have continued to rise in this product category, it will be difficult to maintain revenue increases in light of the deteriorating pricing situation. However, Mikron’s thermal imaging sales rose last year in spite of the more challenging environment, mainly due to sales of fixed imaging systems.”

Mikron Infrared, Inc., founded in 1969, is a developer, manufacturer and marketer of infrared non-contact temperature measurement devices, temperature sensors, calibration sources and thermal imaging systems. Its executive offices and manufacturing facilities are located at 16 Thornton Road, Oakland, NJ.
(Tel. No. 201-405-0900)

Consolidated statements of operations

	3 MONTHS ENDED OCTOBER 31, 2006	3 MONTHS ENDED OCTOBER 31, 2005	FISCAL YEAR ENDED OCTOBER 31, 2006	FISCAL YEAR ENDED OCTOBER 31, 2005
Revenues:
Net Sales	$8,879, 098	$8,004,321	$35,355,499	$30,015,811
Costs and Expenses
Cost of goods sold	3,885,683	3,750,427	15,811,256	13,776,496
Selling, General and Administrative	2,749,737	2,376,787	10,938,662	9,653,190
Research, Development And Engineering	774,479	737,018	2,709,428	2,483,434
Total Costs and Expenses	7,409,899	6,864,232	29,459,346	25,913,120
Income from Operations	1,469,199	1,140,089	5,896,153	4,102,691
Other Income (Expense):
Interest (Net)	12,736	(31,388)	(23,567)	(173,763)
Other (Expense) Income, net	(5,091)	26,726	(48,714)	(33,988)
Net Income Before Income Taxes	1,476,844	1,135,427	5,823,872	3,894,940
Income Tax Provision	(594,321)	(385,676)	(2,293,435)	(1,500,116)
Net Income	882,521	749,751	3,530,436	2,394,824
Net Income per Share-Basic	$0.16	$0.13	$0.63	$0.44
Weighted Average Number of Shares-Basic	5,598,556	5,598,556	5,598,556	5,474,898
Net Income per Share-Diluted	$0.16	$0.13	$0.63	$0.44
Weighted Average Number of Shares-Diluted	5,617,786	5,608,220	5,617,786	5,484,562

Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: -- Certain of the statements contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the company's actual results include but are not limited to the risks discussed in the company's Annual Report on Form 10-KSB for the year ended October 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update publicly any forward-looking statements to reflect the occurrence of unanticipated events.

Contact: Mikron Infrared, Inc Paul Kohmescher 201/405-0900